As filed with the Securities and Exchange Commission on November 25, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARTER VALIDUS MISSION CRITICAL REIT, INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

Maryland	4890 West Kennedy Blvd. Suite 650 Tampa, Florida 33609 (813) 287-0101	27-1550167
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

John E. Carter

Carter Validus Mission Critical REIT, Inc.

4890 West Kennedy Blvd.

Suite 650

Tampa, Florida 33609

(813) 287-0101

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lisa Drummond

Carter Validus Mission Critical REIT, Inc.

4890 West Kennedy Blvd.

Suite 650

Tampa, Florida 33609

Tel: (813) 287-0101

Fax: (813) 287-0397

Lauren Burnham Prevost, Esq.

Heath D. Linsky, Esq.

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326-1044

(404) 233-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	10,473,946	$9.5475	$100,000,000	$10,070 (2)(3)

(1)	The purchase price per share will be the greater of 95% of the fair market value per share as determined by our board of directors and $9.50 per share. On November 16, 2015, our board of directors determined, based on an appraisal conducted by a third-party valuation firm, that our net asset value per share is $10.05. The purchase price per share in the table is equal to 95% of $10.05.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.
(3)	Excludes the registration fee of $1,281.03, which was previously paid with respect to 1,041,728 shares of common stock carried forward from Registration Statement No. 333-195258 filed with the SEC on April 14, 2014, pursuant to Rule 429 of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Pursuant to Rule 429 of the Securities Act, the Prospectus contained in this registration statement also applies to registration statement No. 333-195258 (the “Prior Registration Statement”), and the 1,041,728 shares of the registrant’s common stock left unsold from the shares of common stock that were registered under the Prior Registration Statement, and shall be deemed a post-effective amendment of the Prior Registration Statement.

Carter Validus Mission Critical REIT, Inc.

Distribution Reinvestment Plan

11,515,674 Shares

Carter Validus Mission Critical REIT, Inc. is a Maryland corporation that qualifies and has elected to be taxed as a real estate investment trust (REIT). We invest primarily in quality income-producing commercial real estate with a focus on the data center and healthcare sectors, net leased to investment grade and other creditworthy tenants, as well as making other real estate investments that relate to such property types.

We have established a Distribution Reinvestment Plan (DRIP) designed to provide existing holders of shares of our common stock with a convenient method to designate the cash distributions paid in connection with their shares for reinvestment in additional shares of our common stock through the DRIP. Some of the significant features of the DRIP are as follows:

•	Our current stockholders may purchase additional shares, if desired, by automatically reinvesting their cash distributions in shares under the DRIP.

•	Participants in the DRIP generally are required to have the full amount of the cash distributions paid in connection with their shares reinvested in shares through the DRIP.

•	The purchase price per share under our DRIP will be the greater of 95% of the fair market value per share as determined by our board of directors and $9.50 per share. No selling commissions or dealer manager fees will be paid on shares sold under the DRIP.

•	Eligible participants may participate in the DRIP by completing and executing a distribution change form. Forms may be obtained at any time by calling our Investor Relations Department at (888) 292-3178 or by writing to them at 4890 West Kennedy Blvd., Suite 650, Tampa, Florida 33609. If you are already enrolled in the DRIP, no action is required.

•	Participants may terminate participation in the DRIP at any time without penalty by delivering written notice to us. To be effective for any distribution, such notice must be received by the administrator of the DRIP at least ten days prior to the last day of the distribution period to which it relates.

•	We will offer shares pursuant to the DRIP until we sell all 11,515,674 shares in this offering; provided, however, that our board of directors may amend or terminate the DRIP for any reason, other than an amendment to provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to the DRIP, by providing ten days’ written notice to participants in the plan.

•	Cash distributions are still taxable even though they will be reinvested in shares pursuant to the DRIP.

•	There is no public trading market for the shares, and there can be no assurance that a market will develop in the future.

•	You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, before making an investment decision.

The Offering:

	Number of Shares Being Offered	Offering Price Per Share		Maximum Proceeds (Before Expenses)
Common Stock, $0.01 par value per share	11,515,674	$9.5475	(1)	$109,945,898

(1)	The purchase price per share will be the greater of 95% of the fair market value per share as determined by our board of directors and $9.50 per share. On November 16, 2015, our board of directors determined, based on an appraisal conducted by a third-party valuation firm, that our net asset value per share is $10.05. The purchase price per share in the table is equal to 95% of $10.05.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.

Carter Validus Mission Critical REIT, Inc. is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 and is not subject to regulation thereunder.

The date of this prospectus is November 25, 2015

SUITABILITY STANDARDS

We have established minimum suitability standards for investors interested in purchasing shares of our common stock. These minimum suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, furnishings and automobiles, either:

•	a net worth of at least $250,000; or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.

Certain states have established suitability requirements in addition to the minimum standards described above. Shares will be sold to investors in these states only if they meet the additional suitability standards set forth below:

Alabama and New Jersey. Investors must have a liquid net worth of at least ten times their investment in us and similar programs.

California. Investors must have (1) a minimum net worth of at least $100,000 and a minimum gross annual income of not less than $75,000 or (2) a liquid net worth of at least $250,000. In addition, the investment may not exceed ten percent (10%) of the investor’s net worth; provided, however, that such suitability standards shall not be applicable to an individual (or a husband and wife) who, including the proposed purchase, has not purchased more than $2,500 worth of securities issued, or proposed to be issued, by us within the past 12 months preceding the date of the proposed sale.

Iowa, Maine and Ohio. Investors may not invest, in the aggregate, more than 10% of their liquid net worth in us and all of our affiliates.

Kansas and Massachusetts. It is recommended by the Kansas Securities Commissioner and the Massachusetts Securities Division that investors in Kansas and Massachusetts invest no more than 10% of their liquid net worth in our shares and securities of similar REITs. For purposes of this recommendation to investors in Kansas, liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Kentucky, Michigan, Pennsylvania and Tennessee. Investors must have a liquid net worth of at least 10 times their investment in us.

Nebraska. Investors must have either (a) a minimum net worth of $100,000 and an annual income of $70,000, or (b) a minimum net worth of $350,000. In addition, investors must have a liquid net worth of at least 10 times their investment in us.

North Dakota. Investors must have a net worth of at least 10 times their investment in us.

Oregon. Investors may not invest, in the aggregate, more than 10% of their net worth in us and all of our affiliates.

In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan or pension or profit-sharing plan), these minimum suitability standards must be satisfied by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase our common stock if the donor or the grantor is the fiduciary. Prospective investors with investment discretion over the assets of an IRA, employee benefit plan or other retirement plan or arrangement that is covered by the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code are required to consult their own legal and tax advisors on these matters.

In the case of gifts to minors, the minimum suitability standards must be met by the custodian of the account or by the donor.

Our sponsor and each person selling shares on our behalf, including participating broker-dealers and registered investment advisors recommending the purchase of shares in this offering, are responsible for determining if investors meet the minimum suitability standards for investing in our common stock. In making this determination, our sponsor and affiliated dealer manager will reasonably rely on the participating broker-dealers and information provided by investors. In addition to the minimum suitability standards described above, our sponsor, or affiliated dealer manager and any soliciting dealers, as our agents are required to make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor.

In making this determination, our sponsor, or affiliated dealer manager and any soliciting dealers, as our agents will, based on a review of the information provided by you, including your age, investment objectives, income, net worth, financial situation and other investments held by you, consider whether you:

•	meet the minimum income and net worth standards established in your state;

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

•	the fundamental risks of an investment in our common stock;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of our common stock;

•	the restrictions on transfer and ownership of our common stock;

•	the background and qualifications of our advisor; and

•	the tax, including ERISA, consequences of an investment in our common stock.

Such persons must maintain records for at least six years of the information used to determine that an investment in the shares is suitable and appropriate for each investor.

Restrictions Imposed by the USA PATRIOT Act and Related Acts

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the USA PATRIOT Act), the securities offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “Unacceptable Investor,” which means anyone who is:

•	a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;

•	acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

•	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

•

a person or entity subject to additional restrictions imposed by any of the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and

Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

•	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

Prospectus Summary

Carter Validus Mission Critical REIT, Inc.

We are a Maryland corporation incorporated on December 16, 2009 that qualifies, and elected to be treated, as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2011. Among other requirements, REITs generally are required to distribute at least 90% of their annual REIT taxable income. Our primary investment objectives are to:

•	acquire well-maintained and strategically-located, quality, commercial real estate properties with a focus on the data center and healthcare sectors, which provide current cash flows from operations;

•	pay regular cash distributions to stockholders;

•	preserve, protect and return capital contributions to stockholders;

•	realize appreciated growth in the value of our investments upon the sale of such investments; and

•	be prudent, patient and deliberate with respect to the purchase and sale of our investments considering current and future real estate markets.

We acquire quality income-producing commercial real estate with a focus on data centers and healthcare properties, preferably with long-term net leases to investment grade and other creditworthy tenants. In the current market environment, we believe it is possible to buy quality commercial real estate at a discount to replacement cost and with potential for substantial appreciation. If attractive investment opportunities arise, we also may purchase other types of commercial real estate. Other real estate investments may include equity or debt interests, including securities, in other real estate entities. We have also originated, and may in the future originate or invest, in real estate debt, including first mortgage loans, real estate-related bridge loans and mezzanine loans. We intend to primarily invest in assets located in the United States; however, we may also invest in assets located outside the United States.

While we intend to have a balanced portfolio between the various property types, we may not have a balanced portfolio at any particular time. We expect the size of individual properties that we purchase to vary significantly, but we expect most of the properties we acquire are likely to have a purchase price between $25 million and $200 million.

Our executive offices are located at 4890 West Kennedy Blvd., Suite 650, Tampa, Florida 33609. Our telephone number is (813) 287-0101, our fax number is (813) 287-0397 and the telephone number for our investor relations department is (888) 292-3178. Additional information about us and our affiliates may be obtained at www.cvmissioncriticalreit.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

On December 10, 2010, we commenced our initial public offering of up to $1,737,500,000 of shares of common stock. Through the termination of our initial public offering on June 6, 2014, we received and accepted subscriptions for approximately 172,610,780 shares of our common stock, including approximately 168,641,965 shares sold pursuant to the primary offering and approximately 3,968,815 shares sold pursuant to the DRIP. We received a total of approximately $1,716,046,000 in gross offering proceeds through the termination of our initial public offering on June 6, 2014.

On April 14, 2014, we registered $100,000,000 in shares of common stock under the DRIP pursuant to a registration statement on Form S-3 (Registration No. 333-195258), which automatically became effective with the SEC upon filing (the “Prior Registration Statement”). As of November 10, 2015, we had issued approximately 9,479,379 shares of common stock pursuant to the Prior Registration Statement for gross proceeds of $90,054,100 thereunder.

As of September 30, 2015, we owned 48 real estate investments (including one real estate investment owned through a consolidated partnership), consisting of 79 properties located in 44 metropolitan statistical areas. As of September 30, 2015, we had investments in 7.875% Series B Redeemable Cumulative Preferred Stock with a $0.01 par value per share in a private real estate corporation in an aggregate amount of $127,147,000.

Our Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Currently, we have five directors, John E. Carter, Mario Garcia, Jr., Jonathan Kuchin, Randall Greene and Ronald Rayevich. Each of the latter three directors is independent of our advisor, Carter/Validus Advisors, LLC. Each of our directors was selected by our executive officers because of his qualifications and significant experience in the real estate business. Each of our executive officers and Messrs. Carter and Garcia are affiliated with our advisor. Our charter requires, subject to limited exceptions, that a majority of our directors be independent of us, our sponsor, our advisor and all of our or their affiliates, and provides that our independent directors are responsible for reviewing the performance of our advisor and must approve certain other matters as set forth in our charter. Our directors are elected annually by our stockholders. Although we have executive officers who manage our operations, we do not have any paid employees.

Our Advisor

Carter/Validus Advisors, LLC, a Delaware limited liability company, formed on December 29, 2009, is our external advisor and is responsible for managing our affairs on a day-to-day basis. The agreement with our advisor is for a one-year term and is reconsidered on an annual basis by our board of directors.

Our Operating Partnership

Substantially all of our business is conducted through our operating partnership, Carter/Validus Operating Partnership, LP, a Delaware limited partnership formed on December 29, 2009. We are the sole general partner of Carter/Validus Operating Partnership, LP, and our advisor is the sole limited partner of Carter/Validus Operating Partnership, LP.

Our Property Manager

Our property manager is Carter Validus Real Estate Management Services, LLC, a Delaware limited liability company formed on December 29, 2009. Our property manager, which is wholly-owned by our sponsor and is an affiliate of our advisor, provides services to us in connection with the rental, leasing, operation and management of our properties.

Our REIT Status

We qualified and elected to be taxed as a REIT for federal income tax purposes beginning with the taxable year ended December 31, 2011. As a REIT, we generally are not be subject to U.S. federal income tax on income that we distribute currently to our stockholders. Under the Internal Revenue Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it generally distribute at least 90% of its annual REIT taxable income, excluding net capital gain, to its stockholders. If we fail to qualify for taxation as a REIT in any year, and the statutory relief provisions of the Internal Revenue Code do not apply, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to maintain our qualification. Even as a REIT, we may still be subject to state and local taxes on our income and property, U.S. federal income and excise taxes on our undistributed income and other U.S. taxes.

Terms of the Offering

We currently are offering up to 11,515,674 shares to our existing stockholders pursuant to the DRIP. The purchase price per share under our DRIP is the greater of 95% of the fair market value per share as determined by our board of directors and $9.50 per share. On November 16, 2015, our board of directors determined, based on an appraisal conducted by a third-party valuation firm, that our net asset value per share is $10.05. The purchase price per share in the table is equal to 95% of $10.05. No selling commissions or dealer manager fees will be paid on shares sold under the DRIP.

We will offer shares pursuant to the DRIP until we sell all 11,515,674 shares in this offering; provided, however, that our board of directors may amend or terminate the DRIP for any reason, other than an amendment to provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to the DRIP or to revoke a participant’s right to terminate or modify participation in the DRIP, by providing ten days’ written notice to participants in the plan. This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.

Distribution Reinvestment Plan

This prospectus describes the DRIP, which is designed to offer our existing stockholders a convenient method for purchasing additional shares of our common stock by reinvesting cash distributions without paying any selling commissions, fees or service charges. Regardless of your participation in our DRIP, you will be taxed on your distributions to the extent they constitute taxable income, and participation in our DRIP would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability. Our board of directors may terminate any aspect of the DRIP in our discretion at any time upon ten days’ written notice to plan participants.

Use of Proceeds

The proceeds raised pursuant to the DRIP will be used for general corporate purposes, including, but not limited to, investment in real estate and other real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share repurchase program.

Incorporation by Reference

This prospectus incorporates by reference several documents previously filed with the Securities and Exchange Commission (SEC), including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2014, our 2015 proxy statement (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014), our quarterly reports on Form 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015, as well as all future documents we file pursuant to certain sections of the Securities Exchange Act of 1934, as amended (Exchange Act). These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our most recent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus contains forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our business and industry. You can generally identify forward-looking statements by our use of forward-looking terminology, such as “may,” “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “would,” “could,” “should” and variations of these words and similar expressions. Discussions containing these forward-looking statements may be found, among other places, in the “Use of Proceeds” section of this prospectus and the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as well as any similar statements contained in future Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K which are hereby incorporated by reference upon their subsequent filing with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, that could cause actual results to differ materially from those anticipated in the forward-looking statements.

Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

SUMMARY OF OUR DISTRIBUTION REINVESTMENT PLAN

Purpose of the Distribution Reinvestment Plan

The DRIP is designed generally to offer our existing stockholders a convenient method of purchasing additional shares of our common stock by reinvesting cash distributions without paying any selling commissions, fees or service charges. We will use the proceeds received from sales of the shares for general corporate purposes, including, but not limited to, investment in real estate and other real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share repurchase program.

How to Enroll in the Distribution Reinvestment Plan

You can participate in the DRIP if you currently own shares of our common stock and such shares are registered in your name. If you have shares registered in the name of someone else (for example, with a bank, broker or trustee), to enroll in the DRIP, you will need to arrange for that entity to transfer ownership of the shares to you.

Eligible persons may join the DRIP at any time by completing and executing a distribution change form and returning it to Carter Validus Mission Critical REIT Investor Services at 4890 West Kennedy Blvd., Suite 650, Tampa, Florida 33609. Forms may be obtained at any time by calling (888) 292-3178 or by writing to the address specified above. Participation in the DRIP will commence with the next distribution payable after receipt of your election to participate, provided it is received at least ten days prior to the last day of the fiscal quarter, month or other period to which such distribution relates. If you are already enrolled in the DRIP, no action is required.

You will remain a participant of the DRIP until you deliver to us written notice of your desire to terminate your participation (described more fully below under the heading “Terminating Participation in the Distribution Reinvestment Plan”).

We reserve the right to prohibit qualified retirement plans and other “benefit plan investors” (as defined in ERISA) from participating in the DRIP if such participation would cause our underlying assets to constitute “plan assets” of qualified retirement plans.

Each stockholder electing to participate in the DRIP agrees that, if at any time he or she fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or subscription agreement relating to such investment, he or she will promptly notify the reinvestment agent in writing of that fact.

Terminating Participation in the Distribution Reinvestment Plan

Subscribers should note that affirmative action in the form of written notice to the reinvestment agent, which currently is us, must be taken to withdraw from participation in the DRIP. A withdrawal from participation in the DRIP will be effective with respect to distributions for a monthly distribution period only if written notice of termination is received at least ten days prior to the end of such distribution period. In addition, a transfer of shares prior to the date our shares are listed for trading on a national securities exchange, which we have no intent to do at this time and which may never occur, will terminate participation in the DRIP with respect to such transferred shares as of the first day of the distribution period in which the transfer is effective, unless the transferee demonstrates to the reinvestment agent that the transferee meets the requirements for participation in the DRIP and affirmatively elects to participate in the plan by providing to the reinvestment agent an executed enrollment form or other written authorization required by the reinvestment agent.

Offers and sales of shares pursuant to the DRIP must be registered in every state in which such offers and sales are made. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares pursuant to the DRIP in any states in which our registration is not renewed or extended.

Source and Purchase Price of the Shares

There is no public trading market for the shares of our common stock, and there can be no assurance that a market will develop in the future. The purchase price per share under our DRIP is the greater of 95% of the fair market value per share as determined by our board of directors and $9.50 per share. On November 16, 2015, our board of directors determined, based on an appraisal conducted by a third-party valuation firm, that our net asset value per share is $10.05. The purchase price per share in the table is equal to 95% of $10.05. No selling commissions or dealer manager fees will be paid on shares sold under the DRIP.

The purchase price may not be indicative of the price at which the shares may trade if they were listed on an exchange or of the proceeds that a stockholder may receive if we liquidated or dissolved.

When Shares Will Be Purchased

Shares will be purchased for you under the DRIP promptly following the payment date for the distribution used to purchase the shares to the extent shares are available for purchase under the DRIP. If sufficient shares are not available to issue under the DRIP, the reinvestment agent will remit excess cash distributions to the respective DRIP participant. We intend to pay distributions monthly.

Participants generally are required to have the full amount of their cash distributions with respect to all shares owned by them reinvested pursuant to the DRIP. If you choose to participate in the DRIP, the reinvestment agent will receive all cash distributions on the shares registered in your name and will apply such distributions to purchase additional shares for you directly from us. However, the reinvestment agent has the sole discretion, upon the request of a DRIP participant, to accommodate such participant’s request for less than all of its securities to be subject to participation in the DRIP.

Cost of Participating in the Distribution Reinvestment Plan

You will not incur any brokerage commissions, dealer manager fees, or service charges when purchasing shares under the DRIP. All costs of administration of the DRIP will be borne by us.

Reports to Participants

Within 90 days after the end of each calendar year, the reinvestment agent will mail to each participant a statement of account describing, as to such participant, the distributions received, the number of shares purchased, the purchase price for such shares and the total shares purchased on behalf of the participant during the prior year pursuant to the DRIP.

Excluded Distributions

Our board of directors may designate that certain cash or other distributions attributable to net sales proceeds will be excluded from distributions that may be reinvested in shares under the DRIP (Excluded Distributions). Accordingly, if proceeds attributable to a potential sale transaction are distributed to stockholders as an Excluded Distribution, such amounts may not be reinvested in our shares pursuant to our DRIP. The determination of whether all or part of a distribution will be deemed to be an Excluded Distribution is separate and unrelated to our requirement to distribute 90% of our taxable REIT income. In its initial determination of whether to make a distribution and the amount of the distribution, our board of directors will consider, among other factors, our cash position and our distribution requirements as a REIT. Once our board of directors determines to make the distribution, it will then consider whether all or part of the distribution will be deemed to be an Excluded Distribution. In most instances, we expect that our board of directors would not deem any of the distributions to be an Excluded Distribution. In that event, the amount distributed to participants in our DRIP will be reinvested in additional shares of our common stock. If all or a portion of these distribution is deemed to be an

Excluded Distribution, the distribution will be made to all stockholders, however, the excluded portion will not be reinvested. As a result, we would not be able to use any of the Excluded Distribution to assist in meeting future distributions and the stockholders would not be able to use the distribution to purchase additional shares of our common stock through our DRIP. We currently do not have any planned Excluded Distributions, which will only be made, if at all, in addition to, not in lieu of, regular distributions.

Federal Income Tax Considerations

Stockholders who participate in the DRIP will recognize dividend income, taxable to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), in the amount and as though they had received the cash rather than purchased shares through the DRIP, unless we have designated all or a portion of the dividend as a capital gain dividend. These deemed dividends will be treated as actual dividends and will retain the character and tax effects applicable to all dividends. To the extent you purchase shares through our DRIP at a discount to their fair market value, you will be treated for U.S. federal income tax purposes as receiving an additional distribution equal to the amount of the discount. Shares received under the DRIP will have a holding period, for tax purposes, beginning with the day after purchase, and a tax basis equal to their cost, which is the gross amount of the deemed distribution.

Book-Entry Evidence for Shares Acquired Under the Distribution Reinvestment Plan

All shares that you purchase through the DRIP are recorded in your name on our books. No stock certificates will be issued because we do not issue stock certificates. The number of shares you hold in the DRIP will be shown on your regular statement of account.

Selling Shares Acquired Under the Distribution Reinvestment Plan

You may sell the shares purchased through the DRIP, at any time, subject to any restrictions set forth in our charter or that we may impose on the sale of shares to protect our status as a REIT. However, there is currently no liquid market for our shares, and we do not expect one to develop. Consequently, there may not be a readily available buyer for your shares.

Amendment, Suspension and Termination

We reserve the right to amend any aspect of our DRIP with ten days’ notice to participants. The reinvestment agent, which currently is us, also reserves the right to terminate a participant’s individual participation in the DRIP, and we reserve the right to suspend or terminate our DRIP itself in our sole discretion at any time, by sending ten days’ prior written notice of suspension or termination to the suspended or terminated participant or, upon termination of the DRIP, to all participants.

Voting Rights of Shares Acquired Under the Distribution Reinvestment Plan

Shares in your DRIP account will be voted as you direct. As a stockholder, you will receive proxy information in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares credited to your DRIP account. You may also vote your shares, including those credited to your DRIP account, in person at any annual or special meeting of stockholders.

Our Liability Under the Distribution Reinvestment Plan

Neither our company nor the DRIP’s administrator has any responsibility or liability as to the value of the shares or any change in the value of the shares acquired for each participant’s account, and neither the company nor the plan’s administrator will be liable for any act done in good faith, or for any good faith omission to act. In addition, our charter provides that we will generally indemnify and hold harmless a director, an officer, or our advisor or any affiliate of our advisor acting as our agent and their respective officers, directors, managers and employees against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.

We have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (Securities Act), is against public policy and unenforceable. Indemnification of our directors, our officers, our advisor or affiliates of our advisor will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, we have been advised that in the opinion of certain state securities commissioners, indemnification is also contrary to public policy and therefore unenforceable.

YOU SHOULD RECOGNIZE THAT YOU MAY NOT PROFIT, AND MAY INCUR A LOSS, ON THE SHARES YOU ACQUIRE UNDER THE DISTRIBUTION REINVESTMENT PLAN.

Governing Law

The DRIP and the DRIP’s participants’ election to participate in the plan will be governed by the laws of the State of Maryland.

Contact for Documents Regarding the Distribution Reinvestment Plan

All requests for forms regarding the DRIP and documents incorporated by reference into this prospectus should be sent to:

CARTER VALIDUS MISSION CRITICAL REIT, INC.

INVESTOR SERVICES

4890 West Kennedy Blvd.

Suite 650

Tampa, Florida 33609

USE OF PROCEEDS

The proceeds raised pursuant to the DRIP will be used for general corporate purposes, including, but not limited to, investment in real estate and other real estate-related investments, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share repurchase program. We cannot predict with any certainty how much DRIP proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.

We will pay actual expenses incurred in connection with the registration and offering of the DRIP shares, including but not limited to legal fees, printing expenses, mailing costs, SEC and blue sky registration fees, and other accountable offering expenses, in our sole discretion. These offering expenses are currently estimated to be approximately $533,070 (or less than 1% of the maximum DRIP proceeds).

PLAN OF DISTRIBUTION

We are offering a maximum of 11,515,674 shares to our current stockholders through the DRIP. The purchase price for shares under the DRIP is the greater of 95% of the fair market value per share as determined by our board of directors and $9.50 per share. On November 16, 2015, our board of directors determined, based on an appraisal conducted by a third-party valuation firm, that our net asset value per share is $10.05. The purchase price per share in the table is equal to 95% of $10.05. We have no basis for estimating the number of shares that will be sold.

We will not engage any person to participate in or facilitate the distribution of shares under the DRIP, and we will not pay any selling commissions, dealer manager fees or any other remuneration in connection with the sale of shares pursuant to the DRIP.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, has passed upon the legality of the common stock offered hereby.

EXPERTS

The consolidated financial statements and schedule of Carter Validus Mission Critical REIT, Inc. as of December 31, 2014 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Carter Validus Mission Critical REIT, Inc. as of December 31, 2013 and for the two year period ended December 31, 2013 (including the schedule appearing therein) appearing in Carter Validus Mission Critical REIT, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the DRIP is terminated comprise the incorporated documents:

(a)	The description of our shares contained in our Registration Statement on Form 8-A (Registration No. 000-54675) filed with the SEC on April 27, 2012;

(b)	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 26, 2015;

(c)	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2015;

(d)	Our quarterly reports on Form 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the SEC on May 14, 2015, August 13, 2015 and November 16, 2015, respectively; and

(e)	Our Current Reports on Form 8-K filed with the SEC on February 27, 2015, March 16, 2015, May 12, 2015, July 17, 2015, August 12, 2015, August 25, 2015, August 26, 2015, September 3, 2015, September 9, 2015, November 9, 2015, November 10, 2015 and November 23, 2015.

It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person and at no cost, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference). Requests should be directed to Investor Relations at 4890 West Kennedy Blvd., Suite 650, Tampa, Florida 33609, or by calling (888) 292-3178.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act. Therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy reports, proxy statements and other documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, stockholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This prospectus does not contain all information set forth in the Registration Statement on Form S-3 filed with the SEC, as amended, and exhibits thereto which we have filed with the SEC under the Securities Act and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

Carter Validus Mission Critical REIT, Inc.

Prospectus

Distribution Reinvestment Plan

11,515,674 Shares of Common Stock

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

November 25, 2015

EXHIBIT A

CARTER VALIDUS MISSION CRITICAL REIT, INC.

DISTRIBUTION REINVESTMENT PLAN

Carter Validus Mission Critical REIT, Inc., a Maryland corporation (the “Company”), has adopted this Distribution Reinvestment Plan (the “Plan”), to be administered by the Company, SC Distributors, LLC (the “Dealer Manager”) or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1. Election to Participate. Any purchaser of shares of common stock of the Company, par value $0.01 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Shares. Any stockholder who has not previously elected to participate in the Plan, and subject to Section 8(b) herein, any participant in any previous or subsequent publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or its affiliates (an “Affiliated Program”), may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Shares or shares of stock or units of limited partnership interest of an Affiliated Program (collectively “Securities”) owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Securities to be subject to participation in the Plan.

2. Distribution Reinvestment. The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Company or an Affiliated Participant with respect to Securities of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Securities will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Board of Directors of the Company or the board or general partner of an Affiliated Program, as applicable.

3. General Terms of Plan Investments.

(a) The Company intends to offer Shares pursuant to the Plan at the higher of 95% of the estimated value of one share as estimated by the Company’s board of directors or $9.50 per share, regardless of the price per Security paid by the Participant for the Securities in respect of which the Distributions are paid.

(b) Selling commissions will not be paid for the Shares purchased pursuant to the Plan.

(c) Dealer Manager fees will not be paid for the Shares purchased pursuant to the Plan.

(d) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(e) Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Company and will become property of the Company.

(f) Participants may acquire fractional Shares, computed to four decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of Company or its transfer agent.

(g) A Participant will not be able to acquire Shares under the Plan to the extent such purchase would cause it to exceed the Ownership Limit or to violate other Share ownership restrictions imposed by the Company’s charter (the “Charter”). For purposes of this Plan, “Ownership Limit” shall mean the prohibition on beneficial ownership of not more than 9.8% in value of the aggregate of the outstanding shares of stock of the Company and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of the outstanding shares of the stock of the Company.

4. Absence of Liability. The Company, the Dealer Manager and the Administrator shall not have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. The Company, the Dealer Manager and the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act hereunder.

5. Suitability. Each Participant shall notify the Administrator if, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares.

6. Reports to Participants. Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Paragraph 5 hereof, the Participant is required to notify the Administrator if there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the company or the Administrator at least annually.

7. Taxes. Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.

8. Reinvestment in Subsequent Programs.

(a) The Company may determine, in its sole discretion, to cause the Administrator to provide to each Participant notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Administrator and, if applicable, the Participant) invested through the Plan in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or an Affiliated Program (a “Subsequent Program”). If the Company makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the Plan only if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”);

(iii) the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.

(b) The Company may determine, in its sole discretion, to cause the Administrator to allow one or more participants of an Affiliated Program to become a “Participant.” If the Company makes such an election, such Participants may invest distributions received from the Affiliated Program in Shares through this Plan, if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act;

(iii) the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.

9. Termination.

(a) A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.

(b) Prior to the listing of the Shares on a national securities exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

10. State Regulatory Restrictions. The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.

11. Amendment to or Suspension or Termination of the Plan.

(a) The terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant.

(b) The Administrator may suspend or terminate a Participant’s individual participation in the Plan and the Company may suspend or terminate the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c) After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

12. Participation by Limited Partners of Carter/Validus Operating Partnership, LP. For purposes of this Plan, “stockholders” shall be deemed to include limited partners of Carter/Validus Operating Partnership, LP (the “Partnership”). “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.

13. Governing Law. This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.

14. Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Carter Validus Mission Critical REIT Inc., Investor Relations, 4890 West Kennedy Blvd., Suite 650, Tampa, Florida 33609, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.

15. Certificates. The ownership of the Shares will be in book-entry form. The Company will not issue share certificates unless authorized by the Board of Directors of the Company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid in connection with the sale of common stock being registered by the Registrant, all of which will be paid by the Registrant. All amounts are estimates and assume the sale of 11,515,674 shares except the registration fee.

SEC Registration Fee	$10,070
Printing and Postage Expenses	334,000
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	139,000
Blue Sky Fees and Expenses	25,000

Total expenses	$533,070

Item 15. Indemnification of Directors and Officers

The Maryland General Corporation Law, as amended (MGCL), permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability for money damages to the maximum extent permitted by Maryland law, provided that certain conditions are met, and subject to the NASAA REIT Guidelines.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Our charter provides that we shall indemnify and hold harmless a director, officer, advisor or affiliate of our advisor against any and all losses or liabilities reasonably incurred by such director, officer, advisor or affiliate of our advisor in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity. We may, with the approval of our board of directors or any duly authorized committee thereof, provide such indemnification to our employees and agents, subject to the limitations of Maryland law and the NASAA REIT Guidelines.

However, under our charter, we shall not indemnify the directors, our advisor or any affiliate of our advisor for any liability or loss suffered by the directors, our advisor or affiliates of our advisor, nor shall we provide that the directors, our advisor or affiliates of our advisor be held harmless for any loss or liability suffered by us, unless all of the following conditions are met: (i) the directors, our advisor or its affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the directors, our advisor or its affiliates were acting on our behalf or performing services for us; (iii) such liability or loss was not the result of (A) negligence or misconduct by the non-independent directors, our advisor or its affiliates; or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from stockholders. Notwithstanding the foregoing, the directors, our advisor or its affiliates and any persons acting as a broker-dealer shall not be indemnified by us for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Our charter provides that the advancement of funds to our directors, our advisor or affiliates of our advisor for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the directors, our advisor or affiliates of our advisor undertake to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such directors, advisor or affiliates of our advisor are found not to be entitled to indemnification; and (iv) the directors, our advisor or affiliates of our advisor provide us with written affirmation of their good faith belief that the standard of conduct necessary for indemnification has been met.

We also have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Item 16. Exhibits

The list of exhibits filed as part of this registration statement on Form S-3 is submitted in the Exhibit Index following the signature page.

Item 17. Undertakings

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, this 25th day of November, 2015.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

By:	/s/ John E. Carter
John E. Carter
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes John E. Carter and Todd M. Sakow, and each of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the registration statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ John E. Carter John E. Carter	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	November 25, 2015

/s/ Todd M. Sakow Todd M. Sakow	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 25, 2015

/s/ Mario Garcia, Jr. Mario Garcia, Jr.	Director	November 25, 2015

/s/ Jonathan Kuchin Jonathan Kuchin	Director	November 25, 2015

/s/ Randall Greene Randall Greene	Director	November 25, 2015

/s/ Ronald Rayevich Ronald Rayevich	Director	November 25, 2015

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Amendment and Restatement (included as Exhibit 3.4 to the Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 (Commission File No. 333-165643) filed on November 16, 2010, and incorporated herein by reference)

3.2	First Amendment to Articles of Amendment and Restatement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 31, 2011)

3.3	Second Articles of Amendment and Restatement (included as Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 000-54675) filed on November 16, 2015, and incorporated herein by reference)

3.4	Bylaws of Carter Validus Mission Critical REIT, Inc. (incorporated by reference to Registrant’s Registration Statement on Form S-11 (Commission File No. 333-165643) filed on March 23, 2010, and incorporated herein by reference)

3.5	Amended and Restated Bylaws of Carter Validus Mission Critical REIT, Inc. (included as Exhibit 3.5 to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 000-54675) filed on November 16, 2015, and incorporated herein by reference)

3.6	Agreement of Limited Partnership of Carter/Validus Operating Partnership, LP (included as Exhibit 10.5 to the Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 (Commission File No. 333-165643) filed on November 16, 2010, and incorporated herein by reference)

4.1*	Distribution Reinvestment Plan (included as Exhibit A to the prospectus)

5.1*	Opinion of Venable LLP as to legality of securities

23.1*	Consent of Venable LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page of the registration statement)

*	Filed herewith.